                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant  [X]
Filed by a party other than the registrant  [ ]
Check the appropriate box:
[ ]  Preliminary proxy statement            [ ] Confidential, For Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[X]   Definitive proxy statement
[ ]   Definitive additional materials
[_]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          McDonnell Douglas Corporation
--------------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11

  (1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
  (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
 (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
 (5)  Total fee paid:
--------------------------------------------------------------------------------
[ ]   Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
 (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
 (3)  Filing Party:
--------------------------------------------------------------------------------
 (4)  Date Filed:
--------------------------------------------------------------------------------

                          MCDONNELL DOUGLAS CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION
     The Annual Meeting of Shareholders of McDonnell Douglas Corporation (McDonnell Douglas or the Company) will be held at nine o'clock on the morning of Friday, April 25, 1997, at the Company's Engineering Campus Auditorium (Bldg.
33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri. The purpose of the meeting is to consider and vote upon:
     1.   The election of five directors (page 3).
     2. If properly brought before the meeting, a shareholder proposal regarding conversion of assets to commercial use (page 32).
     3. Such other business as may properly come before the meeting or any adjournments or postponements thereof.
   Shareholders of record at the close of business on February 28, 1997 will be entitled to receive notice of and to vote at the meeting and at all adjournments or postponements thereof. The Annual Report to Shareholders for the year ended December 31, 1996 was mailed to such shareholders on or about March 12, 1997.
   Shareholders are cordially invited to attend the meeting. If you are a shareholder of record and plan to attend, please mark the appropriate box on the enclosed proxy card. If you are a shareholder whose shares are registered with a bank, brokerage firm, or other record holder and you plan to attend the meeting, please request an admission card by writing to McDonnell Douglas Corporation,
Attn: Shareholder Services, Mail Code S100-1240, P.O. Box 516, St. Louis, MO 63166-0516. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, or other record holder, must accompany your letter. To assure timely processing, please mail your request so that McDonnell Douglas receives it by April 18, 1997. An admittance card in your name will be mailed to you promptly. Any shareholder who does not have a ticket may still register at the door; however, those whose shares are held in street accounts must also bring proof of stock ownership.
   Whether or not you expect to attend the meeting, the Board of Directors urges you to sign, date, and return the enclosed proxy in the envelope provided at your earliest convenience.

                                      By order of the Board of Directors

                                      STEVEN N. FRANK
                                      Secretary

March 17, 1997

                          MCDONNELL DOUGLAS CORPORATION
                  P.O. Box 516, St. Louis, Missouri 63166-0516
               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            To be held Friday, April 25, 1997

 This Proxy Statement (Proxy  Statement) is furnished in connection with the solicitation of proxies by the Board of Directors of McDonnell Douglas for use at the 1997 Annual Meeting of Shareholders (Annual Meeting), as set forth in the accompanying Notice of Annual Meeting of Shareholders, and at all adjournments or postponements thereof. The approximate mailing date of the form of proxy and Proxy Statement is expected to be March 21, 1997. Each holder of record of McDonnell Douglas common stock (MDC Stock) at the close of business on February 28, 1997 will be entitled to one vote for each share so held. There were 210,040,291 shares of MDC Stock outstanding on that date.
   The presence at the Annual Meeting in person or by proxy of holders of a majority of the outstanding shares of MDC Stock is necessary to constitute a quorum for the conduct of business. Shares represented by each duly signed proxy will be voted as directed by the shareholder on the reverse side of the proxy and, if no direction is given, such shares will be voted FOR proposal 1 and AGAINST proposal 2 described in this Proxy Statement, and in accordance with the best judgment of the persons named as proxies on any other matters coming before the Annual Meeting. Unless otherwise indicated, proxies marked "abstain" will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as voting in respect of any matter as to which abstention is indicated. If a broker or other nominee indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum but as non-voted for purposes of determining the approval of such matter.
   Any shareholder giving a proxy may revoke it by (i) communicating such revocation in writing prior to the meeting to Steven N. Frank, Secretary, McDonnell Douglas Corporation, Mail Code S100-1240, P.O. Box 516, St. Louis, Missouri 63166-0516; (ii) duly executing and delivering a proxy bearing a later date; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a previously furnished proxy, and shareholders who attend the Annual Meeting in person need not revoke their proxy (if previously furnished) and vote in person.
   If the Annual Meeting is adjourned or postponed for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the Annual Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

   If any other matters are properly presented at the Annual Meeting for consideration, including consideration of a motion to adjourn the Annual Meeting to another time and/or place (including for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

1.  ELECTION OF FIVE DIRECTORS
   The Company has entered into an Agreement and Plan of Merger dated as of December 14, 1996 (Merger Agreement) with The Boeing Company, a Delaware corporation (Boeing), and West Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Boeing (Sub). The Merger Agreement provides for the merger (Merger) of Sub with and into McDonnell Douglas, with McDonnell Douglas surviving as a wholly-owned subsidiary of Boeing.
   Pursuant to the Merger Agreement, each share of common stock of McDonnell Douglas (MDC Stock) outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (other than shares owned directly by Boeing, which shares will be canceled) will be converted into 0.65 of a share (or 1.3 shares if the proposal to double the number of authorized shares of Boeing stock is approved at the Boeing annual meeting of shareholders to be held on April 28, 1997 which would enable Boeing to effect its proposed 2-for-1 stock split) of common stock of Boeing (Boeing Common Stock), including the corresponding percentage of a right to purchase shares of Series A Junior Participating Preferred Stock of Boeing. As of the Effective Time, all shares of MDC Stock issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MDC Stock will cease to have any rights with respect thereto, except the right to receive (i) certificate(s) representing the number of whole shares of Boeing Common Stock into which such shares of MDC Stock have been converted; (ii) certain dividends and other distributions with a record date after the Effective Time previously withheld in accordance with the Merger Agreement pending the exchange of stock certificate(s); and (iii) any cash, without interest, to be paid in lieu of any fractional share of Boeing Common Stock in accordance with the Merger Agreement.
   Immediately after the Effective Time, Philip Condit will be the Chairman of the Board and Chief Executive Officer of Boeing and Harry Stonecipher will be the President and Chief Operating Officer of Boeing.
   The Merger Agreement provides that, following the Effective Time, the Boeing Board of Directors (Boeing Board) will fix the number of directors constituting the Boeing Board at between 12 and 15 members, and the current directors of McDonnell Douglas will select from among the current members of the McDonnell Douglas Board of Directors (Board) such number of individuals acceptable to Boeing for nomination as directors of Boeing as will constitute one-third of the total number of members of the Boeing Board immediately following the Effective Time. At the Effective Time, all of the Company's directors will retire and be replaced by the directors of Sub.

   Prior to its execution, the Merger Agreement was approved by the respective Boards of Directors of Boeing and McDonnell Douglas. Fairness opinions were delivered by CS First Boston Corporation and J.P. Morgan Securities Inc. to the Board of Directors of Boeing and McDonnell Douglas, respectively. The consummation of the Merger is subject, among other things, to the approval of the issuance of Boeing Common Stock by the shareholders of Boeing, to the approval of the Merger by the shareholders of McDonnell Douglas, and to certain regulatory approvals. The Company's shareholders will NOT be asked to approve the Merger at the Annual Meeting. The date of a special meeting of McDonnell Douglas shareholders to approve the Merger has not yet been set.
   The Company's Charter and Bylaws provide that the number of directors shall be thirteen and may be increased or decreased upon an affirmative vote of not less than 80% of the entire Board but shall never be less than three. After the election, the Board will consist of thirteen members. The Company's Charter and Bylaws also provide for division of the directors into three classes, each of which must consist, as nearly as possible, of one-third of the total number of directors.
   Under the director retirement policy adopted by the Board, a director must retire from the Board at the Annual Meeting of Shareholders following his or her 71st birthday. Consequently, William H. Danforth and William S. Kanaga, who will have reached age 71 prior to the Annual Meeting, would have retired from the Board at the Annual Meeting. However, the Board has waived this policy to permit Dr. Danforth and Mr. Kanaga to continue to serve on the Board until the earlier of consummation of the Merger or the Company's 1998 Annual Meeting of Shareholders. Pursuant to the Company's Charter, a majority of the directors in office may fill any vacancy in the Board that occurs for any cause other than an increase in the number of directors.
   Five directors are to be elected at the Annual Meeting. The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is required for the election of each nominee. The nominees for directors are Beverly B. Byron, William H. Danforth, Kenneth M. Duberstein, John F. McDonnell and Ronald L. Thompson, all of whom were previously elected by the Company's shareholders. The Board recommends that the nominees be elected for terms
(except as noted for Dr. Danforth) ending at the earliest of the 2000 Annual Meeting of Shareholders, the consummation of the Merger, or until their respective successors have been elected and qualify. Proxies may not be voted for a greater number of persons than the number of nominees named.
   The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the Board.
   The principal occupations, directorships held and other information as of January 31, 1997 with respect to the nominees and all directors whose terms will continue after the Annual Meeting are shown in the following table.

To Be Elected for Terms Ending in 2000 (unless terminated sooner as described above)


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
Beverly B. Byron                        Director since  1994              Age 64

     Former Member of Congress, Maryland's Sixth District in the House of Representatives 1978-1992. Member of the 1993 Defense Base Closure and Realignment Commission. Director of Baltimore Gas and Electric Company, F&M Bancorp, and UNC Incorporated.


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
William H. Danforth, M.D.               Director since  1976               ge 70

     Chancellor of Washington University, St. Louis, for more than five years prior to his retirement in June 1995. Director of Ralston Purina Company and Ralcorp Holdings, Inc. Chairman of the Board of Trustees, Washington University.


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
Kenneth M. Duberstein                   Director since 1989              Age 52

     Chairman and Chief Executive Officer of The Duberstein Group, Inc. (consulting firm) since 1989. White House Chief of Staff 1988-1989. Director of Cinergy Corp. and USF&G Corporation.


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
John F. McDonnell (1)                   Director since 1973               Age 58

     McDonnell Douglas Corporation Chairman since 1988 and Chief Executive Officer 1988-1994. Director of Ralston Purina Company. Chairman of the Board of The Federal Reserve Bank of St. Louis.


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
Ronald L. Thompson                      Director since 1994               Age 47

     Chairman and Chief Executive Officer of Midwest Stamping, Inc. (automotive parts supplier) since 1993. Director of Illinova Corporation, Illinois Power Company, Ryerson Tull, Inc., and Teachers Insurance and Annuity Association of America.

To continue in Office Until 1999 (unless terminated sooner as described above)


-------------------------------------------------------------------------------

[GRAPHIC OMITTED]
B. A. (Dolph) Bridgewater, Jr.          Director since 1985              Age 62

     Chairman and Chief Executive Officer of Brown Group, Inc. (footwear and specialty retailing) since 1985; President 1979-1987 and since January 1990. Director of ENSERCH Corporation, Enserch Exploration, Inc., FMC Corporation, and NationsBank Corporation.


-------------------------------------------------------------------------------

[GRAPHIC OMITTED]
William E. Cornelius                    Director since 1986              Age 65

Chairman and Chief Executive Officer of Union Electric Company (electric utility) for more than four years until his retirement in December 1993. Director of General American Life Insurance Company and Union Electric Company.


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
William S. Kanaga                       Director since 1987               Age 71

Chairman of the public accounting firm of Arthur Young & Company (accounting services) for more than five years prior to his retirement in 1985. Director of Value Line, Inc.


-------------------------------------------------------------------------------

[GRAPHIC OMITTED]
George A. Schaefer                      Director since 1990              Age 68

     Chairman and Chief Executive Officer of Caterpillar Inc. (manufacturer of machinery) for more than five years prior to his retirement in 1990. Director of Aon Corporation, Caterpillar Inc., Helmerich & Payne, Inc., and Morton International, Inc.

To Continue in Office Until 1998 (unless terminated sooner as described above)



-------------------------------------------------------------------------------

[GRAPHIC OMITTED]
John H. Biggs                           Director since 1989               Age 60

Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association of America and of College Retirement Equities Fund (TIAA/CREF) (national teachers' pension fund) since January 1993; President and Chief Operating Officer from January 1989 to January 1993. Trustee of TIAA/CREF. Director of Ralston Purina Company.


-------------------------------------------------------------------------------

[GRAPHIC OMITTED]
James S. McDonnell III (1)              Director since 1975               Age 61

McDonnell Douglas Corporation Vice President for more than five years prior to his retirement in January 1991. Director of the Automobile Club of Missouri and Boatmen's Trust Company.


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
Harry C. Stonecipher                    Director since 1994               Age 60

     McDonnell Douglas Corporation President and Chief Executive Officer since September 1994. Chairman and Chief Executive Officer of Sundstrand Corporation (manufacturer of aerospace and electronic equipment) 1991-1994; President 1987-1991. Director of The Business Council, Cincinnati Milacron Inc., Computer Management Sciences, Inc., and Sentry Insurance.


--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
P. Roy Vagelos, M.D.                    Director since 1995               Age 67

     Chairman of Merck & Co., Inc. (manufacturer of health products) for more than five years prior to his retirement in 1994; Chief Executive Officer 1985-1994. Chairman of the Board of Regeneron Pharmaceuticals, Inc. Director of The Estee Lauder Companies Inc., PepsiCo, Inc., and The Prudential Insurance Company of America.


   (1)  James S. McDonnell III and John F. McDonnell are brothers.


     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF BEVERLY B. BYRON, WILLIAM H. DANFORTH, M.D., KENNETH M. DUBERSTEIN, JOHN F. MCDONNELL AND RONALD L. THOMPSON AS DIRECTORS.

                          THE BOARD AND ITS COMMITTEES
     The Board of Directors held six regularly scheduled meetings, two special meetings and one telephonic meeting during 1996. Each incumbent director attended over 88% of the aggregate of all Board meetings and meetings of committees of the Board of which the director was a member. The committees of the Board are the Audit Committee, the Corporate Responsibility Committee, the Executive Committee, the Finance Committee, the Management Compensation and Succession Committee, and the Nominating Committee.

Audit Committee
     The Audit Committee consists of W. S. Kanaga (Chairman), J. H. Biggs, B. B. Byron and W. E. Cornelius. In accordance with the Company's Bylaws, each of these committee members is independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. This committee oversees the Company's financial reporting on behalf of the Board of Directors; recommends to the Board of Directors the independent auditors to perform the annual audit; reviews with the independent auditors the proposed scope of fees for, and the results of, the annual audit; reviews with the independent auditors, the internal auditors, and McDonnell Douglas management the financial reporting process, the system of internal controls, and the scope and results of independent and internal audits; considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors; meets periodically with the Company's head of Internal Auditing and the independent auditors, without management present, to facilitate private communication on any subjects desired; and performs such other tasks as may be assigned to it from time to time by the Board. The committee met four times in 1996.

Corporate Responsibility Committee
     The Corporate Responsibility Committee consists of K. M. Duberstein (Chairman), B. B. Byron, J. S. McDonnell III and R. L. Thompson. This committee considers the Company's position on issues of corporate responsibility. The committee monitors the Company's programs for defining and implementing its Standards of Ethics and Conduct, ethics training, human resources, environmental and worker health and safety requirements and initiatives. The committee met two times in 1996.

Executive Committee
     The Executive Committee consists of J. F. McDonnell (Chairman), B. A. Bridgewater, Jr., W. E. Cornelius, W. H. Danforth and H. C. Stonecipher. This committee has been delegated authority to exercise all powers of the Board in the intervals between meetings of the Board of Directors, except those powers delegated to other Board committees, and those which by statute, Charter or Bylaws are reserved to the full Board. The committee met one time in 1996.

Finance Committee
     The Finance Committee consists of J. H. Biggs (Chairman), B. A. Bridgewater, Jr. and R. L. Thompson. This committee reviews with management, and makes appropriate recommendations and reports to the Board of Directors on the Company's financial condition and requirements. Such reviews include: capitalization and debt levels; dividend policy; use of financial derivatives and foreign exchange; investment performance of pension and employee savings plans; financial resources for new product development and product derivatives in excess of amounts delegated by the Board to management; policy limitations on contingent liabilities and guarantees of commercial aircraft sales and financings; the financing alternatives for acquisitions, dispositions and mergers larger than delegated by the Board to management; insurance and risk management; and other matters which may have significant financial impact on the financial condition or operations of McDonnell Douglas. The committee met four times in 1996.

Management Compensation and Succession Committee
     The Management Compensation and Succession Committee consists of B. A. Bridgewater, Jr. (Chairman), W. S. Kanaga, G. A. Schaefer and P. R. Vagelos. This committee monitors executive evaluation and development; recommends the staffing of senior positions; recommends to the full Board Chief Executive Officer succession; and has full power to administer the Company's executive compensation plans. Members of the committee are ineligible to participate in these plans. The committee is composed exclusively of directors who are not employees or former employees of the Company. The committee met six times in 1996.

Nominating Committee
     The Nominating Committee consists of W. H. Danforth (Chairman), K. M. Duberstein, G. A. Schaefer and P. R. Vagelos. In accordance with the Company's Bylaws, each of these committee members is independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. The committee proposes to the Board nominees for directors of McDonnell Douglas and members and chairmen of committees of the Board. It also makes recommendations to the Board concerning the structure, size, composition, and operation of the Board and its committees, and the qualification, compensation, and retirement policy of directors. The committee also recommends nominees to the boards of directors of the Company's principal wholly-owned subsidiaries. The committee met two times in 1996.
     The Nominating Committee will consider director nominee recommendations by shareholders who write to Steven N. Frank, Secretary, providing the name and a detailed biography of each prospective nominee. In January each year, the Nominating Committee generally proposes to the Board nominees for directors to be elected at the Company's next Annual Meeting of Shareholders. Therefore, in order to be considered for nomination by the Board of Directors and inclusion in the Company's Proxy Statement, prospective nominee recommendations should be received by the Secretary prior to the second week of January.

Compensation Paid to Board Members
   Non-employee directors receive an annual Board retainer in MDC Stock equivalent units (Stock Units). The value of one Stock Unit is equal to the fair market value of one share of MDC Stock. The number of Stock Units paid is fixed in January of each year, based on a fixed dollar amount determined by the Board and the fair market value of MDC Stock, with the number of Stock Units paid in four equal quarterly installments. The fair market valuation used is the average closing price of MDC Stock during the ten business day period beginning on the third business day following the Company's annual earnings release. The annual Board retainer for 1996 was 1,140 Stock Units (on a post-split basis) and for 1997 is 750 Stock Units paid in four equal quarterly installments, based on a Board retainer amount of $50,000 and the fair market value calculation discussed above.
   Non-employee directors are also each paid an attendance fee of $2,000 plus expenses for each regular and special meeting of the Board held during normal business hours, and $500 plus expenses for each dinner meeting. In addition, the chairman of each committee is paid a quarterly retainer of $750, other members of each of the committees are paid a quarterly retainer of $250, and committee chairmen and committee members are paid $800 plus expenses for each committee meeting attended. Directors annually elect whether to receive committee retainers and Board and committee meeting attendance fees in cash, or to defer such amounts into Stock Units.
   The value of a director's Stock Units will be paid to him or her in cash after the director leaves the Board for any reason. Directors may make an advance election to receive this cash in a lump sum or in post-termination installments. Employee directors received no remuneration for service as a director or as a member or chairman of a committee.
   To attract and retain qualified directors, it is not uncommon for publicly traded companies to augment director compensation with director retirement plans that continue to compensate directors after their service to a company has ended. McDonnell Douglas has chosen not to adopt such a plan. The Board compensation program has been designed to make overall compensation of the Company's directors competitive, while at the same time more closely aligned to shareholders' interests.

                             OWNERSHIP OF MDC STOCK
   The following table shows the beneficial ownership of MDC Stock and Stock Units as of January 31, 1997, unless otherwise indicated in the footnotes below, by each director, the Chief Executive Officer, the four other most highly compensated executive officers and former executive officers listed on the Summary Compensation Table on page 20, all directors and executive officers of McDonnell Douglas as a group, and each person McDonnell Douglas believes holds more than 5% of the outstanding MDC Stock. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than one 1/100th of one percent of MDC Stock as of January 31, 1997.

---------------------------------------------------------------------------------------------------------------
                                                                         Percent of
                                              Number of Shares            MDC Stock          Number of
                  Name                       Beneficially Owned        Outstanding (1)       Stock Units
---------------------------------------------------------------------------------------------------------------
   Edward C. Bavaria                            24,000  (2)                 .01%               0
   John H. Biggs                                16,200  (3) (4)               *            3,791  (5)
   B. A. (Dolph) Bridgewater, Jr.               13,200  (4) (6)               *            3,791  (5)
   Beverly B. Byron                              2,168  (3) (4)               *            3,791  (5)
   William E. Cornelius                         15,130  (3) (4)               *            3,791  (5)
   William H. Danforth, M.D.                    11,820  (4) (7)               *            4,531  (5)
   Kenneth M. Duberstein                         4,200  (3) (4)               *            4,562  (5)
   Robert H. Hood, Jr.                          49,660  (3) (8)             .02%               0
   William S. Kanaga                             9,200  (4) (6)               *            4,729  (5)
   F. Mark Kuhlmann                             61,378  (8) (10)            .03%             731  (9)
   Herbert J. Lanese                            58,000  (8)                 .03%               0
   James S. McDonnell III                    7,651,682  (3) (11)            3.64%          3,791  (5)
   John F. McDonnell                         4,988,688  (3) (8) (11)        2.37%        157,675  (12)
   James F. Palmer                              57,433  (3) (8)             .03%             462  (9)
   George A. Schaefer                            7,200  (3) (4)               *            3,791  (5)
   Harry C. Stonecipher                        361,365  (8) (13)            .17%         367,814  (12)
   Ronald L. Thompson                                0                        *            4,480  (5)
   P. Roy Vagelos, M.D.                          2,784  (14)                  *            3,104  (5)
   All directors and executive
   officers as a group (49 persons)         14,250,536  (8) (11) (15)       6.78%        574,810  (5) (9) (12)
   The Chase Manhattan Bank                 39,101,996  (16)               18.62%              0
   Oppenheimer Group, Inc.                  23,802,266  (17)               11.33%              0

---------------------------------------------------------------------------------------------------------------

(1)  Rounded to nearest 1/100th of one percent; does not include Stock Units.
(2) Shares as to which the director or executive officer has sole voting power and no dispositive power.
(3) Shares as to which the director or executive officer has sole voting and/or dispositive power.

(4) Includes stock issued under the McDonnell Douglas Deferred Compensation Plan for Non-Employee Directors in the following amounts: Dr. Danforth and Messrs. Biggs, Bridgewater, Cornelius, Duberstein, Kanaga and Schaefer 1,200 shares each, and Mrs. Byron 168 shares. Such shares do not vest until the earlier of (i) director disability, resignation due to a conflict of interest not involving a breach of fiduciary duty, death or retirement from the Board in accordance with requirements established by the Board or (ii) ten years from the date of grant if the director is still serving as a director. The director has sole voting power and no dispositive power for these shares.
(5) Stock Units, payable only in cash, issued as Board compensation as described on page 10, and as dividend equivalent payments thereon.
(6) The director has sole voting and no dispositive power for 1,200 shares. The remaining shares are held as joint tenant for which there is shared voting and dispositive power.
(7) The director has sole voting and/or dispositive power for 4,800 shares. The remaining shares are held as a co-trustee for which there is shared voting and/or dispositive power.
(8) Includes shares, subject to restrictions, under the Performance Accelerated Restricted Stock Program described in the Management Compensation and Succession Committee (Compensation Committee) Report on Executive Compensation on pages 14-18, in the following amounts, including shares approved for issuance by the Compensation Committee on January 30, 1997, but not issued by January 31, 1997: Mr. Stonecipher 180,000 shares (all of which are subject to forfeiture if certain performance targets are not met, "Performance-Based Shares"); Mr. John McDonnell 60,000 shares (all of which are Performance-Based Shares); Mr. Hood 41,667 shares (29,667 of which are Performance-Based Shares); Mr. Kuhlmann 37,000 shares (18,500 of which are Performance-Based Shares); Mr. Lanese 58,000 shares (43,000 of which are
     Performance-Based Shares); Mr. Palmer 40,000 shares (31,000 of which are Performance-Based Shares); and all executive officers as a group 1,079,367 shares (700,017 of which are Performance-Based Shares). The preceding totals include shares upon which restrictions lapsed subsequent to January 31, 1997 and have not been reduced to reflect shares withheld to satisfy income tax withholding obligations related to such lapse of restrictions. The executive officers have sole voting power and no dispositive power for shares as to which restrictions have not lapsed.
(9) Stock Units, payable only in cash, credited under the McDonnell Douglas Supplemental Employee Savings Plan.
(10) The executive has sole voting and/or dispositive power for 44,778 shares. The remaining shares are held as co-trustee for which there is shared voting and dispositive power.
(11)Excludes an additional 13,016,758 shares held by the James S. McDonnell Foundation and James S. McDonnell Charitable Trusts A and B, over which J.
     S. McDonnell III, 7701 Forsyth Blvd., St. Louis, Missouri 63105 and J. F. McDonnell, P.O. Box 516, St. Louis, Missouri 63166-0516 have shared voting and dispositive power and each is deemed to be the beneficial owner of such shares. Taking into account these shares, J. S. McDonnell III, J. F. McDonnell, and all directors and executive officers as a group beneficially own 9.84%, 8.57%, and 12.98%, respectively, of the outstanding MDC Stock.
(12) As discussed in the Compensation Committee Report on Executive Compensation on pages 14-18, payments to certain executives were deferred to the extent such payments would have been nondeductible under Internal Revenue Code
     Section 162(m). Includes Stock Units, payable only in cash, which were acquired by Mr. John McDonnell 145,648 stock units, as a result of the deferral of his 1995 and 1996 LTIP payouts and Mr. Stonecipher 365,898 stock units, through the conversion of his service-based restricted stock, plus additional Stock Units acquired by each as a result of dividend equivalent payments on such units. Also includes stock units, payable only in cash, credited under the McDonnell Douglas Supplemental Employee Savings Plan for Mr. John McDonnell 12,028 stock units and for Mr. Stonecipher 1,916 stock units.
(13) Includes shares as to which the director has sole voting and/or dispositive power and 180,000 shares which the director has the right to acquire upon the exercise of stock options.
(14) The director has shared voting and dispositive power as the shares are held as joint tenant.
(15) Includes shares as to which a director or executive officer has sole or shared voting and/or dispositive power and 200,000 shares which executive officers have the right to acquire upon the exercise of stock options.
(16) Shares held of record by The Chase Manhattan Bank, Chase Manhattan Center, Brooklyn, New York 11245 as Trustee under the Employee Savings, Investment and Thrift Plans and the Employee Payroll Stock Ownership Plan (PAYSOP) of McDonnell Douglas. The Trustee has dispositive power for these shares to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in each of these plans may direct the Trustee how to vote his or her proportionate share of these shares. Except for shares held in the PAYSOP, shares for which the Trustee does not receive voting instructions on any issue or proposal will be voted for, against or in abstention in the same proportions as MDC Stock for which the Trustee receives voting instructions. Any shares held under the PAYSOP for which the Trustee does not receive voting instructions on any issue or proposal will not be voted with regard to that issue or proposal.
(17) Based on Schedule 13G dated March 4, 1997, by Oppenheimer Group, Inc. (Group), Oppenheimer Tower, World Financial Center, New York, New York 10281 as a parent holding company on behalf of Oppenheimer LP and certain of the Group's subsidiaries and/or certain investment advisory clients or discretionary accounts of such subsidiaries and relating to their collective beneficial ownership of shares of MDC Stock. Oppenheimer Group, Inc. has shared voting and dispositive power with respect to all such shares.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE
   Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires the Company's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC) and the New York Stock Exchange
(NYSE). Directors, executive officers, and greater than ten percent beneficial owners are required by SEC regulation to furnish McDonnell Douglas with copies of all Forms 3, 4 and 5 they file.
   Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons that no Forms 5 were required for these persons, McDonnell Douglas believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1996.

                     MANAGEMENT COMPENSATION AND SUCCESSION
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy
   Under the direction of the Committee, McDonnell Douglas has developed and implemented compensation policies, plans and programs designed to attract, motivate, reward and retain key management, technical and professional employees who contribute to the success of McDonnell Douglas, and closely link management compensation and equity ownership opportunity to McDonnell Douglas performance and enhancement of shareholder value.
   In developing compensation plans and setting compensation levels, the Committee has examined compensation and plans offered by other Fortune 100 companies, including companies in the S&P Aerospace Defense index (collectively, the Comparative Companies), and has retained and considered the recommendations of compensation consultants.
   The balance of this report:

1. Describes the McDonnell Douglas Executive Compensation Program and the basis for 1996 management base salaries, incentive awards, and long-term incentives; and
2.   Discusses the 1996 compensation of the Chief Executive Officer.

Executive Compensation Program
   The 1996 compensation program consisted of two parts: annual target cash compensation (which consists of base salary and annual incentives) and long-term incentives. Annual incentive awards were made under the Company's Performance Sharing Plan (PSP), or for certain senior executives, under the Company's Senior Executive Performance Sharing Plan (Senior Executive PSP), which was approved by McDonnell Douglas shareholders in 1995. Long-term incentive awards are made under the Company's 1994 Performance and Equity Incentive Plan (PEIP), which was approved by McDonnell Douglas shareholders in 1994.
   Internal Revenue Code Section 162(m) limits the deductibility of certain compensation in excess of $1 million for the Company's Chief Executive Officer and its four other highest paid executives. Certain performance-based compensation, however, is specifically exempt from the deduction limit if paid under a shareholder approved plan. Although the Company's incentive compensation programs historically have been designed to reward executives for achievement of the Company's performance objectives, the PSP does not meet certain technical requirements of Section 162(m). Therefore, on the Committee's recommendation, McDonnell Douglas submitted the Senior Executive PSP to its shareholders for approval at the 1995 Annual Meeting of Shareholders to make possible the maximum allowable tax deductibility of annual incentive compensation paid under this program in 1995 and thereafter. For awards previously made under the PSP, the Committee has deferred annual and long-term incentive payments from the PSP to the extent such payments would be nondeductible under Section 162(m). The Committee will continue to endeavor to maximize deductibility of compensation to the extent practicable while maintaining competitive compensation.

Annual Compensation
   Executives participate in one of two annual incentive plans. Annual incentive compensation for the Company's most highly-compensated executives as of the date annual incentive compensation targets are established, is determined under the Senior Executive PSP. Annual incentive compensation for approximately 825 other employees is determined under the PSP. For participants in the PSP and the Senior Executive PSP, during the first quarter of each year, the Committee establishes base salary and the formula which is applied to base salary for determining a participant's target incentive award; Target Compensation is the sum of these two amounts.
   Base salaries are established based on (i) the value of the job determined with reference to salaries paid to executives of the Comparative Companies who perform similar duties and (ii) a subjective evaluation of the executive's performance in the job determined with reference to the executive's achievement of goals established as follows. Management in each business unit prepares strategic, financial and operational goals together with timelines for accomplishment. Strategic goals focus on such factors as new product development and business initiatives. Financial goals set for factors include criteria such as operating earnings, return on net assets (RONA) and cash flow. Operational goals include factors such as productivity, quality management and management development. Consistent with these goals, individual performance goals are prepared for each salaried employee. Accomplishments against individual goals are evaluated at year-end.
   Consistent  with  prior   practices,   while  target  incentive  awards  were
determined during the first quarter of 1996, the amount of incentive compensation actually earned by employees for 1996 performance was determined by the Committee after year-end and paid in February 1997. The amount of earned incentive compensation was based upon (i) the performance of each executive against his or her goals during the year; (ii) the performance of McDonnell Douglas and the executive's business unit in relation to the following three Performance Factors: cash flow; RONA; and improvements in total quality management as measured generally by the Malcolm Baldrige Award criteria, which relate primarily to internal and external customer satisfaction and process management and as measured by specific criteria concerning the accomplishment of five special initiatives: customer satisfaction; enterprise metrics; performance development system; process variability reduction; and self-directed work teams; and (iii) the performance of McDonnell Douglas and the executive's business unit in relation to one or both (depending on the executive's business unit) of the following Strategic Factors: additions to backlog and product cost improvement. The three Performance Factors and the Strategic Factor were each weighted equally. Cash flow and RONA were adjusted for unusual accounting and operational items. The amount of earned incentive compensation related to the Performance Factors was capped at two times the target incentive award.
   Each of the Performance Factors and the Strategic Factors was measured against an objective standard: RONA, cash flow, and additions to backlog for McDonnell Douglas and the executive's business unit were measured against the target amounts based upon the Company's Annual Operating Plan, which was approved by the Board of Directors; product cost improvement goals were established in the first quarter of 1996 to meet competitive goals of the Company; and improvements in total quality management were measured by comparing target scores established by the Committee early in the year with the results of a total quality management assessment conducted by internal and external examiners who followed criteria and scoring procedures generally in accordance with those specified by the Malcolm Baldrige Foundation.
   Target Compensation for executive officers in 1996 increased an average of 9.0% over 1995 to amounts that were still generally below the median compensation of the Comparative Companies. The average increase was significantly affected by promotions and greater emphasis on compensating certain executives more in line with market rates. As was the case in 1995, the executive officers' base salaries, which increased an average of 7.8% over 1995, are generally below the median base salaries paid to comparable officers of the Comparative Companies.
   The Company's 1996 cash flow was substantially in excess of the Annual Operating Plan, resulting in an increase in aerospace cash and cash equivalents of $293 million. RONA for 1996 was above the Annual Operating Plan target for each business unit due to increased operating income and reduced assets. Because the Company's cash flow and RONA exceeded the 1996 Annual Operating Plan targets and product cost improvements exceeded the targets established by the Committee, the executive officers as a group earned an average of 145% of their 1996 target incentive award, compared to 189% for 1995. This decrease was primarily attributable to more aggressive Operating Plan targets and a more critical review of total quality management performance in 1996. Due to higher percentage payments of target incentive compensation in 1995 as compared to 1996, base salary paid plus earned incentive compensation paid to the executive officers decreased by 2.5% from 1995 levels. All incentive compensation paid in 1997 to the executive officers based on 1996 services was paid in cash.

Long-Term Incentive Compensation
     In 1996, the Committee granted Performance Accelerated Restricted Stock Awards (PARS Awards) to key executives under the PEIP. PARS Awards are grants of restricted stock, up to one-half of which, or in the case of certain senior officers, all of which, will be subject to forfeiture if McDonnell Douglas does not achieve substantial return on net asset targets during the 1996-2001 fiscal years. PARS Awards were granted only to those management employees who were expected to have a substantial impact on the Company's ability to achieve its strategic, financial and operational goals and objectives. As a result, the number of participants in this program is much smaller than the combined number of participants in the PSP and Senior Executive PSP annual incentive compensation programs. The size of the PARS Awards was determined using a competitive grant table developed by a management consulting firm.
     During 1996, several of the Company's executive officers had Long-Term Incentive Awards (LTI Awards) which were granted by the Committee prior to 1994 under the Company's Incentive Award Plan (IA Plan), which was approved by McDonnell Douglas shareholders in 1986. LTI Awards were earned only to the extent that MDC Stock yielded a total return superior to the average total return on the common stock of a group of competitive aerospace companies designated by the Committee during a three-year performance period. For awards with performance periods ending in 1996, there were four aerospace companies in the group, each of which is included in the Comparative Companies. The Committee believes that comparing stock price performance to this peer group rather than the Comparative Companies produced a more appropriate evaluation of performance. The LTI Awards were also granted to a relatively small number of management employees who were expected to have a substantial impact on the Company's ability to achieve its goals and objectives. There are no LTI Awards currently outstanding, and no more awards will be granted under the IA Plan.
   The Committee compares the executive's Target Compensation and currently outstanding long-term incentive awards to such total compensation paid to officers performing similar services for the Comparative Companies when it determines the size of long-term incentive grants. In March 1996, the Committee granted PARS Awards to each of the officers named in the Summary Compensation Table of this Proxy Statement except Edward C. Bavaria and John F. McDonnell.
     Compensation was paid under LTI Awards expiring in 1996 because the total return on MDC Stock during the performance period for such awards was greater than the average annual total return on the common stock of the peer companies.

Compensation of the Chief Executive Officer
   On September 24, 1994, McDonnell Douglas entered into an employment agreement with Harry C. Stonecipher to become President and Chief Executive Officer of McDonnell Douglas. All aspects of Mr. Stonecipher's 1996 compensation were governed by this employment agreement except salary. Mr. Stonecipher's salary was established based on (i) the value of the President and Chief Executive Officer job determined based on a compensation study by a management consulting firm and (ii) a subjective evaluation of Mr. Stonecipher's performance determined with reference to his achievement of goals, set in the same manner described above for other executive officers.
   The Committee and the Board of Directors approved Mr. Stonecipher's employment agreement after an extensive search had been conducted by the Board with the assistance of an executive search firm. In settling on the final compensation amounts, the Board focused on the importance of hiring a President and Chief Executive Officer with an outstanding business record who could provide the leadership necessary to improve the Company's competitiveness and profitability. The Board also recognized the need to consider Mr. Stonecipher's compensation at his former employer as well as the value of benefits under various plans of that employer that would be forfeited by Mr. Stonecipher upon his resignation.
   The terms of Mr. Stonecipher's employment agreement are summarized in the section entitled "Employment and Other Agreements" on pages 27-28.

     In establishing Mr. Stonecipher's 1996 earned incentive compensation, the Committee considered Mr. Stonecipher's substantial attainment of individual goals during 1996, and the Company's strong performance in relation to the
Performance and Strategic Factors. Mr. Stonecipher's earned incentive compensation for 1996 was $869,100, bringing the total of his base salary and earned incentive compensation for the year to $1,754,677. Mr. Stonecipher's final 1996 incentive compensation was 136.9% of his target incentive award.



                MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE
                        B. A. Bridgewater, Jr., Chairman
                                  W. S. Kanaga
                                 G. A. Schaefer
                                  P. R. Vagelos

                                PERFORMANCE GRAPH
   Set forth below is a line graph comparing the cumulative total shareholder return on MDC Stock against the cumulative total return of the S&P Composite-500 Index and the S&P Aerospace/Defense Index. The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. The other indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of MDC Stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                                [GRAPHIC OMITTED]


        ------------------------  ---------  ---------  ---------  ---------  ---------  ---------
              Company/Index         1991       1992       1993       1994       1995        1996
        ------------------------  ---------  ---------  ---------  ---------  ---------  ---------
        McDonnell Douglas            $100      $ 68        $153       $206       $404       $582
        S&P 500 Index                 100       108         118        120        165        203
        S&P Aerospace/Defense         100       105         137        148        245        328
        ------------------------  ---------  ---------  ---------  ---------  ---------  ---------

Source:  S&P Compustat Services, Inc.
* Assumes that the value of the investment in MDC Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

                             EXECUTIVE COMPENSATION
   The table below provides information concerning the annual and long-term compensation for services rendered to McDonnell Douglas of those persons who at December 31, 1996 were (i) the Chief Executive Officer; (ii) the other four most highly compensated executive officers of McDonnell Douglas based on salary and bonuses for 1996; and (iii) two former executive officers who would have been included in (ii) above but for the fact that the individuals were not serving as executive officers of McDonnell Douglas on December 31, 1996 (collectively, the Named Officers).

                           SUMMARY COMPENSATION TABLE


----------------------------------------------------------------------------------------------------------------------
                              Annual Compensation                 Long-Term Compensation
                      ------------------------------------------------------------------------------------------------
                                                          -------------------------------------
                                                                   Awards             Payout
                                                           -------------------------------------
                                                                        Securities
                                                  Other     Restricted  Underlying                All Other
    Name and                                      Annual       Stock      Options   LTIP Payout  Compensation
    Principal      Year    Salary     Bonus (1) Compensation  Awards ($)      (#)         ($)         (4)
    Position                                        (2)         (3)
----------------------------------------------------------------------------------------------------------------------
H.C. Stonecipher   1996 $885,577    $  869,100   $ 88,145        ---           ---          ---       $ 53,145
President and      1995  825,000     1,042,400    147,128   $2,700,000 (5)     ---          ---        146,846 (6)
Chief Execu-
tive Officer       1994  206,250 (7)   750,000     22,301    4,656,750 (5)  900,000 (8)     ---         11,567 (6)


J. F. McDonnell    1996  500,000       431,100        639        ---           ---    $3,308,364(9)     40,241 (10)
Chairman of        1995  502,308       571,000        ---        ---           ---     1,991,970(11)    32,260 (10)
the Board          1994  610,385     1,000,000 (10)   ---        ---           ---          ---         36,629

E. C. Bavaria      1996  400,000       400,000     30,760        ---           ---          ---           ---
Deputy President   1995  246,154 (12)  303,200     29,240      826,500 (5)     ---          ---           ---
Douglas Aircraft   1994     ---           ---         ---        ---           ---          ---           ---
Company

J. F. Palmer       1996  318,269       263,200        ---        ---           ---       408,148 (9)    19,430
Senior Vice        1995  239,135       201,400        ---      171,000 (13)    ---       252,748 (11)   14,349
President
and Chief          1994  195,039       182,600        ---       57,063 (13)    ---       178,885 (14)   11,696
Financial
Officer


F. M. Kuhlmann     1996  310,193       263,300     1,871       179,500 (13)    ---       544,197 (9)    18,623
Senior Vice        1995  285,193       266,500      ---        171,000 (13)    ---       252,748 (11)   17,110
President
and General        1994  262,116       364,000      ---         85,594 (13)    ---       255,209 (14)   15,740
Counsel

H. J. Lanese (15)  1996  384,616       403,800      ---          ---           ---     1,648,254 (9)   229,101 (9)(16)
Former President   1995  382,116       500,000      ---          ---           ---       829,988 (11)   33,265 (11)
McDonnell Douglas  1994  365,193       578,000      ---        285,313 (13)    ---       667,836 (14)   21,906
Aerospace

R.H. Hood, Jr.(17) 1996  372,143 (18)  272,400     2,238         ---           ---     1,646,949 (9)   102,280 (9)
Former President   1995  376,024 (18)  229,600     9,301         ---           ---       995,985 (11)    31,722 (11)
Douglas Aircraft   1994  366,471 (18)  415,200     7,883       228,250 (13)    ---       834,796 (14)    20,225
Company

----------------------------------------------------------------------------------------------------------------------

(1) Mr. Stonecipher's bonus for 1994 was a one-time bonus paid in accordance with the employment agreement discussed on pages 27-28. Mr. Bavaria's bonus for 1995 includes a one-time signing bonus of $50,000 in accordance with the employment agreement discussed on page 29. All other bonuses are annual incentive compensation granted pursuant to the Company's Senior Executive Performance Sharing Plan for 1996 and under the Company's Performance Sharing Plan for prior years. Annual incentive compensation is paid during the first three months of the year following the year to which such compensation relates. For example, the 1996 bonuses reflect earned incentive compensation awards paid in February 1997 for services rendered in 1996, all of which were paid in the form of cash.
(2) The Named Officers received certain perquisites, which did not exceed an aggregate of $50,000 for any such officer except Mr. Stonecipher in 1996 and 1995. The 1996 amount for Mr. Stonecipher represents reimbursement for taxes related to personal travel of $22,252, the incremental cost of his personal use of Company aircraft of $54,577 and other perquisites totaling $11,316. The 1995 amount for Mr. Stonecipher represents reimbursement for taxes related to relocation expenses totaling $92,356, the incremental cost of his personal use of Company aircraft of $47,562 and other perquisites totaling $7,210. The 1994 amount for Mr. Stonecipher represents reimbursement for taxes related to relocation expenses. The amounts for Mr. McDonnell and Mr. Kuhlmann represent reimbursement for taxes related to personal travel. The amounts for Mr. Bavaria and Mr. Hood represent reimbursement for taxes related to relocation expenses and personal travel.
(3) Restricted stock awards shown on this table reflect only those awards which are not subject to performance-based conditions. At December 31, 1996, the total number (and value) of all of the restricted stock holdings (including performance-based shares) of the following executive officers were: Mr. Stonecipher 120,000 shares ($7,875,000); Mr. McDonnell 60,000 shares ($3,937,500); Mr. Bavaria 24,000 shares ($1,575,000); Mr. Palmer 28,000 shares ($1,837,500);  Mr. Kuhlmann 29,000 shares  ($1,903,125);  Mr. Lanese
     58,000 shares ($3,806,250); and Mr. Hood 41,667 shares ($2,734,397). Upon a change in control of McDonnell Douglas (as defined in the plan), all restrictions and conditions applicable to these restricted shares will be deemed to have been immediately satisfied.
(4) Except as otherwise indicated, amounts represent contributions by McDonnell Douglas to the Employee Savings Plan of McDonnell Douglas - Salaried Plan (Savings Plan) or credited under the McDonnell Douglas Supplemental Employee Savings Plan (SESP) on behalf of the Named Officers. The SESP provides benefits which are not available to employees under the Savings Plan because of Internal Revenue Code (Code) limitations on contributions to the Savings Plan each year and on annual compensation that may be considered for determining those contributions.
(5) Pursuant to the employment agreement discussed on pages 27-28, McDonnell Douglas granted Mr. Stonecipher 252,000 shares of restricted stock granted in 1994 and 108,000 shares of restricted stock in 1995. The 1994 grant is valued as of September 24, 1994, Mr. Stonecipher's employment date. The 1995 grant is valued as of the date of grant, January 31, 1995. As discussed on page 28, these restricted shares were converted to stock equivalents during the first quarter of 1995. Dividend equivalent payments on the stock equivalents are reinvested into additional stock equivalents. Pursuant to the employment agreement discussed on page 29, McDonnell Douglas granted Mr. Bavaria 24,000 shares of restricted stock in 1995. The grant is valued as of May 15, 1995, Mr. Bavaria's employment date.
(6) Includes reimbursement of Mr. Stonecipher's relocation expenses of $108,776 in 1995 and $11,567 in 1994.
(7) Represents salary for employment from September 24, 1994 through December 31, 1994.

(8) Adjusted to reflect the 2-for-1 stock split paid May 31, 1996 and the 3-for-1 stock split paid January 3, 1995.
(9) In 1994, long-term incentive awards for which the performance period was originally scheduled to end in 1997 were shortened from four years to three years to end in 1996 as part of the Company's adoption of a new long-term incentive plan. The Management Compensation and Succession Committee (Compensation Committee) has deferred long-term incentive payments to the extent such payments would be nondeductible under Code Section 162(m). As a result, Mr. McDonnell's entire amount of long-term incentive payment was deferred; Mr. Palmer's payment consisted of (i) a cash payment of $206,773 and (ii) a stock payment of 2,250 shares of MDC Stock valued at $201,375 on March 5, 1996; Mr. Kuhlmann's payment consisted of (i) a cash payment of $275,697 and (ii) a stock payment of 3,000 shares of MDC Stock valued at $268,500 on March 5, 1996; Mr. Lanese's payment consisted of (i) a cash payment of $227,082; (ii) a stock payment of 2,471 shares of MDC Stock valued at $221,155 on March 5, 1996; and (iii) a deferred amount of $1,200,017; and Mr. Hood's payment consisted of (i) a cash payment of $277,075; (ii) a stock payment of 3,015 shares of MDC Stock valued at $269,843 on March 5, 1996; and (iii) a deferred amount of $1,100,031. In accordance with SEC Rules, the All Other Compensation column includes the amount by which interest paid on such deferred amounts exceeds 120 percent of the applicable federal long-term rate under the Code at the time of deferral. Such amounts are as follows: Mr. Lanese $85,329 and Mr. Hood $80,986.
(10) The Compensation Committee has deferred annual incentive payments to the extent such payments would be nondeductible under Code Section 162(m). As a result, $560,000 of this bonus was deferred. In accordance with SEC Rules, the All Other Compensation column includes $10,250 in 1996 and $2,128 in 1995, the amount by which interest paid on such deferrals exceeded 120 percent of the applicable federal long-term rate under the Code at the time of deferral.
(11) In 1994, long-term incentive awards for which the performance period was originally scheduled to end in 1996 were also shortened from four years to three years to end in 1995 as part of the Company's adoption of a new long-term incentive plan. The Compensation Committee has deferred long-term incentive payments to the extent such payments would be nondeductible under Code Section 162(m). As a result, (i) the entire amount of long-term incentive payments indicated for Messrs. McDonnell and Lanese were deferred; (ii) Mr. Hood was paid $145,985 in cash and $850,000 was deferred; and (iii) no portion of the payments to Messrs. Palmer and Kuhlmann were deferred. In accordance with SEC Rules, the All Other Compensation column includes the amount by which interest paid on such deferred amounts exceeds 120 percent of the applicable federal long-term rate under the Code at the time of deferral. Such amounts are as follows:
     Mr.  Lanese  $10,350  and  Mr.  Hood  $10,600.
(12) Represents  salary for  employment  from May 15, 1995 to December 31, 1995.
(13) The restricted stock is valued respectively as of February 1, 1996, March 20, 1995 (the dates the grants were approved by the Compensation Committee) and April 22, 1994 (the date the Company's shareholders approved the
     McDonnell   Douglas  1994   Performance  and  Equity  Incentive  Plan)  and
     represents shares awarded under the Performance Accelerated Restricted Stock Program discussed on pages 16-17, which are not subject to forfeiture provided the executive officer remains employed by McDonnell Douglas for a period of six years following grant of such shares; all or part of the shares may vest approximately three years following grant if certain return on net assets goals are achieved. Upon a change in control (as defined in the plan) of McDonnell Douglas, all restrictions and conditions applicable to these restricted shares will be deemed to have been immediately satisfied. The restricted stock pays dividends and has voting rights.
(14) The 1994 LTIP payouts include long-term incentive awards originally scheduled to end in 1994 and awards for which the performance period was to have ended in 1995, but was shortened from four years to three years to end in 1994 as part of the Company's adoption in 1994 of a new long-term incentive plan. The portions of 1994 LTIP payouts related to awards originally scheduled to end in 1995 were as follows: Mr. Palmer $178,885; Mr. Kuhlmann $238,513; Mr. Lanese $596,283; and Mr. Hood $715,539.
     Approximately one-half of the payout amount was made in cash and one-half in shares of MDC Stock with the value of the stock based on the closing price of MDC Stock on the NYSE on March 10, 1994, the date the form of payout was determined.
(15) On October 25, 1996, McDonnell Douglas announced that Mr. Lanese was terminating his employment effective October 27, 1996. Pursuant to an agreement entered into between Mr. Lanese and the Company, which has been approved by the Compensation Committee, McDonnell Douglas and Mr. Lanese agreed to release all claims against each other related to his employment with the Company, with certain limited exceptions on the Company's behalf. In exchange for his release of claims, McDonnell Douglas agreed to compensate Mr. Lanese by (i) paying severance equal to his base rate of pay until May 30, 1997; (ii) making a lump-sum payment for all accrued and unused vacation days; (iii) making a payment under the Company's Senior Executive Performance Sharing Plan equal to his Performance Adjusted Target Incentive Compensation Award determined during the first quarter for 1997;
     (iv) allowing his two 1994 Performance Accelerated Restricted Stock (PARS) Agreements to vest or be forfeited in accordance with the 1994 PARS
     Agreements  as if he  were  still  employed  by  the  Company  through  the applicable performance periods; (v) reducing the number of restricted shares granted under his 1995 and 1996 PARS Agreements to reflect his termination prior to the end of the respective performance periods and allowing the reduced shares to vest or be forfeited in accordance with the 1995 and 1996 PARS Agreements as if he were still employed with the Company through the respective performance periods; (vi) paying, at his option, up to $150,000 to an outplacement firm for services prior to January 1, 1998, provided however, payment for such services would result in further reduction of his restricted shares; (vii) paying his deferred Long Term Incentive Plan or Performance Sharing Plan incentive compensation amounts over a period of time ending the first business day of January 2000, with interest during the deferred period; and (viii) continuing to provide certain other employee benefits in accordance with the Company's established plans. The payments will be subject to normal taxation and withholding where applicable. Certain of the unpaid amounts will be forfeited if Mr. Lanese breaches certain noncompete or confidentiality provisions of the agreement.
(16) Includes payments pursuant to a plan or arrangement in connection with Mr. Lanese's termination of employment for severance pay of $82,212 and payment for accrued and unused vacation days of $38,480.
(17) On December 9, 1996, McDonnell Douglas announced that Mr. Hood was retiring effective December 31, 1996. Pursuant to an agreement entered into between Mr. Hood and the Company, which has been approved by the Compensation Committee, McDonnell Douglas agreed to compensate Mr. Hood by (i) making a lump-sum payment for all accrued and unused vacation days; (ii) making a payment under the Company's Senior Executive Performance Sharing Plan equal to his Performance Adjusted Target Incentive Compensation Award determined during the first quarter for 1997; (iii) allowing his two 1994 PARS Agreements to vest or be forfeited in accordance with the 1994 PARS

     Agreements as if he were still employed by the Company through the applicable performance periods; (iv) reducing the number of restricted shares granted under his 1995 and 1996 PARS Agreements to reflect his retirement prior to the end of the respective performance periods and allowing the reduced shares to vest or be forfeited in accordance with the 1995 and 1996 PARS Agreements as if he were still employed with the Company through the respective performance periods; (v) paying certain previously agreed to relocation expenses, including amounts due under the Restated Shared Appreciation Note between McDonnell Douglas and Mr. Hood dated January 18, 1991; (vi) paying his deferred Long Term Incentive Plan or Performance Sharing Plan incentive compensation amounts, together with interest, over a period of ten years in equal quarterly installments; and
     (vii) continuing to provide certain other employee benefits in accordance with the Company's established plans. Each of the unpaid amounts will be forfeited if Mr. Hood breaches certain noncompete or confidentiality provisions of the agreement.
(18) Salary includes area and mortgage differentials of $17,142, $23,908 and $29,901 for the years 1996, 1995 and 1994, respectively.

Option Fiscal Year-End Value
   None of the Named Officers were granted any stock options or stock appreciation rights or exercised any stock options or stock appreciation rights during 1996 and none of them hold any stock appreciation rights. The following table provides information with respect to the number and value of unexercised options held by the Named Officers at December 31, 1996.


                                                  FISCAL YEAR-END OPTION VALUES
   -----------------------------------------------------------------------------------------------------------
                                  Number of Securities Underlying        Value of Unexercised In-the-Money
                                       Unexercised Options at                       Options at
                                         December 31, 1996                       December 31, 1996
                               -------------------------------------------------------------------------------
               Name                Exercisable        Unexercisable       Exercisable        Unexercisable
   -----------------------------------------------------------------------------------------------------------
     H. C. Stonecipher             180,000 (1)         720,000 (1)       $8,486,250 (2)     $33,945,000 (2)

     J. F. McDonnell                   ---                 ---                ---                 ---

     E. C. Bavaria                     ---                 ---                ---                 ---

     J. F. Palmer                      ---                 ---                ---                 ---

     F. M. Kuhlmann                    ---                 ---                ---                 ---

     H. J. Lanese                      ---                 ---                ---                 ---

     R. H. Hood, Jr.                   ---                 ---                ---                 ---

   -----------------------------------------------------------------------------------------------------------

(1) Represents options to purchase 900,000 shares of MDC Stock at $18.479 per share, which vest and become exercisable in increments of 20% on September 24 in each of 1996, 1997, 1998, 1999 and 2000.
(2) Represents the difference between the December 31, 1996 closing price of MDC Stock on the NYSE and the exercise price of the options.

Long-Term Incentive Plan Awards
   The following table provides information concerning awards made during 1996 to the Named Officers under the Performance Accelerated Restricted Stock (PARS) Program implemented under the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan.

                           LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR
  ----------------------------------------------------------------------------------------------------------
                                                                Estimated Future Payouts Under Non-Stock
                                                                          Price-Based Plans (1)
                                                              ----------------------------------------------
                            Number of      Performance Period     Threshold         Target       Maximum
           Name            Shares (2)      Until Payout(1)     No. of Shs.(3)  No. of Shs.(4)  No. of Shs.
  ----------------------------------------------------------------------------------------------------------

    H. C. Stonecipher     60,000 (5) (6)       1996-2002              1           30,000        60,000

    J. F. McDonnell          ---                  ---                ---             ---           ---

    E. C. Bavaria            ---                  ---                ---             ---           ---

    J. F. Palmer          10,000 (6)           1996-2002              1            5,000        10,000

    F. M. Kuhlmann         8,000 (6)           1996-2002              1            4,000         8,000

    H. J. Lanese          24,000 (6)           1996-2002              1           12,000        24,000

    R. H. Hood, Jr.       10,000 (6)           1996-2002              1            5,000        10,000

  ----------------------------------------------------------------------------------------------------------

  (1) The shares of restricted stock disclosed in this table are subject to forfeiture if certain return on net assets (RONA) goals are not obtained during the six calendar years following the grant of restricted shares (including the year of grant). Participants are entitled to voting rights and dividends. Vesting of all or part of the shares, however, may be accelerated to 1999 if McDonnell Douglas achieves specified average RONA goals during the 1996-1998 fiscal years. Upon a change in control of McDonnell Douglas, all restrictions and conditions applicable to these restricted shares will be deemed to have been immediately satisfied.
  (2) Adjusted for the 2-for-1 stock split paid on May 31, 1996.
  (3) Represents the number of shares upon which restrictions will lapse if a specified minimum level of performance that triggers a payout is obtained.
  (4) While the real target under the PARS Program is the maximum payout, this column discloses the number of shares upon which restrictions will lapse if the level of performance obtained is at the midpoint between the minimum at which shares may be earned and the level at which all shares will be earned.
  (5) Pursuant to the employment agreement discussed on pages 27-28, McDonnell Douglas has agreed to grant Mr. Stonecipher 240,000 performance-based restricted shares of MDC Stock, 60,000 of which were granted in each of the first quarters of 1995 and 1996, with the remainder to be granted in installments of 60,000 shares during the first quarters of 1997 and 1998.

  (6) Represents PARS shares all of which are subject to forfeiture if certain RONA goals are not achieved, except for Mr. Kuhlmann's shares, one-half of which are subject to such forfeiture. As discussed in footnotes 15 and 17 to the Summary Compensation Table, the number of shares indicated above for Messrs. Lanese and Hood were reduced to 8,000 (4,000 under certain circumstances) and 1,667 shares, respectively, as a result of their termination of employment.

Retirement Income Plans
   Substantially all employees of McDonnell Douglas and its subsidiaries participate in one of the various retirement plans maintained by McDonnell Douglas and its subsidiaries. All executive officers participate in the Company's Retirement Income Plan for Salaried Employees (Retirement Plan), which is a qualified defined benefit pension plan.
   The following table shows the annual benefit payable under the Retirement Plan for the life of the retiree and with no payments thereafter to a survivor, upon retirement at age 65, for employees in the salary classifications and with the years of service under the Retirement Plan as specified. The present maximum annual Primary Insurance Amount (PIA) Social Security benefit that was used in computing the offset included in the benefits set forth in the table is $15,084. The benefits set out in the table are payable from the Retirement Plan to the limits permitted under the Internal Revenue Code of 1986, as amended (Code); thereafter, any additional benefit will be paid under the Supplemental Employee Retirement Income Plan (SERIP).

                                          PENSION PLAN TABLE
--------------------------------------------------------------------------------------------------------
      Assumed Final
    Five-Year Average          Estimated Annual Retirement Benefits for Years of Service Indicated
                          ------------------------------------------------------------------------------
   Annual Compensation     15 Years     20 Years     25 Years     30 Years     35 Years     40 Years
--------------------------------------------------------------------------------------------------------

       $  300,000           $ 70,856    $ 94,475    $ 118,094    $ 141,712     $ 165,709    $ 190,459
          450,000            107,981     143,975      179,969      215,962       252,334      289,459
          600,000            145,106     193,475      241,844      290,212       338,959      388,459
          750,000            182,231     242,975      303,719      364,462       425,584      487,459
          900,000            219,356     292,475      365,594      438,712       512,209      586,459
        1,050,000            256,481     341,975      427,469      512,962       598,834      685,459
        1,200,000            293,606     391,475      489,344      587,212       685,459      784,459
        1,500,000            367,856     490,475      613,094      735,712       858,709      982,459
        1,650,000            404,981     539,975      674,969      809,962       945,334    1,081,459
        1,800,000            442,106     589,475      736,844      884,212     1,031,959    1,180,459

--------------------------------------------------------------------------------------------------------


   Employer contributions to the Retirement Plan are on an aggregate basis with no separate identity as to amounts paid or set aside with respect to individuals. Generally, subject to certain exceptions and technical definitions, the formula under the Retirement Plan for computing monthly benefits payable at normal retirement (age 65) for the life of the retiree and with no payments thereafter to a survivor is: 1.65% of an employee's highest average monthly salary for five consecutive years of the employee's last ten years of service multiplied by years of employment while covered by the Retirement Plan, minus 1.5% of monthly PIA Social Security benefits multiplied by up to a maximum of 33-1/3 years of employment while covered by the Retirement Plan. Salary covered by the Retirement Plan generally includes regular base salary, certain commissions, and annual incentive awards made under the Performance Sharing Plan and the Senior Executive Performance Sharing Plan. Compensation reported in the table on page 20 includes compensation not covered by the Retirement Plan. As of November 24, 1996 (end of Retirement Plan year), compensation covered by the
Retirement Plan and the SERIP for 1996 for the Named Officers and parenthetically, the current five-year average annual compensation and the current number of years of salaried employment under the Retirement Plan for each such individual, was as follows: H. C. Stonecipher - $1,922,200 ($1,307,349; 2 years); J. F. McDonnell - $1,071,000 ($1,070,677; 35 years); E.
C. Bavaria - $653,200 ($551,031;  2 years); J. F. Palmer - $517,000 ($356,798; 5 years); F. M. Kuhlmann - $574,800 ($468,882;  22 years); H. J. Lanese - $914,200
($713,267;  7 years); and R. H. Hood, Jr. - $584,600  ($563,476;  23 years). Mr.
Stonecipher will also be entitled to receive the supplemental pension payment referred to below in the section entitled "Employment and Other Agreements."

                         EMPLOYMENT AND OTHER AGREEMENTS
   On September 24, 1994, McDonnell Douglas entered into an employment agreement (Stonecipher Agreement) with Mr. Stonecipher designed to assure the Company of his continued employment as President and Chief Executive Officer. The current "Employment Period" under the Stonecipher Agreement will expire on September 23, 1998. However, unless written notice is given to the contrary by McDonnell Douglas at least one year prior to the expiration date, the Employment Period annually will be extended for an additional year, but will not extend beyond May 16, 2001.
   Under the Stonecipher Agreement, Mr. Stonecipher receives a base salary of not less than $825,000 per year and target and earned annual incentive compensation to be determined pursuant to the same terms and conditions as applied to the other members of the Company's senior management. The Stonecipher Agreement also originally provided for Mr. Stonecipher to receive: a one-time bonus in 1994 of $750,000; 360,000 service-based restricted shares of MDC Stock (84,000 shares of which were to vest on March 31 in each of 1995, 1996 and 1997 and 108,000 shares of which were to vest on March 31, 2002); 240,000 performance-based restricted shares of MDC Stock, 60,000 of which were granted in the first quarters of 1995, 1996 and 1997 with the remaining 60,000 to be granted during the first quarter of 1998, with vesting, performance periods and other criteria to be as set by the Compensation Committee for other members of senior management; options to purchase 900,000 shares of MDC Stock at $18.479 per share (the market price on the date of grant), which vest and become exercisable in increments of 20% on September 24 in each of 1996, 1997, 1998, 1999 and 2000; reimbursement of moving and relocation expenses incurred to move his residence to St. Louis, Missouri; and participation in the Company's other employee benefit plans, policies, practices and arrangements. McDonnell Douglas and Mr. Stonecipher amended the Stonecipher Agreement in the first quarter of 1995 to convert the 360,000 shares of Mr. Stonecipher's service-based restricted stock to stock equivalents, which remain subject to the terms and conditions of the Stonecipher Agreement and will not be payable until his employment terminates. Mr. Stonecipher receives dividends and voting rights on his shares of restricted stock; the stock equivalents do not have voting rights and dividend equivalent payments on the stock equivalents are reinvested into additional stock equivalents.
   For the purposes of calculating Mr. Stonecipher's benefits under the Company's retirement plans, he will receive credit for twice as many years of service as he actually works for McDonnell Douglas. In addition, McDonnell Douglas has agreed to provide a supplemental pension payment equal to the difference between (i) what Mr. Stonecipher would have received from his prior employer had he stayed with that employer through the end of the Employment Period and (ii) the pension payments he is actually entitled to receive from the other company and McDonnell Douglas.
   The Stonecipher Agreement provides that throughout the Employment Period, McDonnell Douglas shall neither assign duties to Mr. Stonecipher which are not appropriate for someone in the position of President and Chief Executive Officer, nor substantially diminish his responsibilities. The Stonecipher Agreement prohibits Mr. Stonecipher from competing with McDonnell Douglas and from disclosing confidential information concerning the Company so long as any restricted stock or stock options granted under the Stonecipher Agreement remain unvested or unexercised. In the event McDonnell Douglas fails to perform any material covenant or agreement set forth in the Stonecipher Agreement, Mr. Stonecipher will be entitled to receive for the remainder of the Employment Period the salary and benefits he would have received if his employment had continued for such period. These benefits would not be payable, however, in the event his employment is terminated by reason of a material breach of the Stonecipher Agreement or for acts involving moral turpitude or a material breach of his duty of loyalty to McDonnell Douglas. In the event of death or disability, the Compensation Committee would determine the reduction, if any, of the amount of incentive compensation that would be payable or that would vest or remain exercisable. The Stonecipher Agreement also provides for reimbursement for legal expenses incurred by Mr. Stonecipher in connection with certain claims or legal proceedings brought under or involving the Stonecipher Agreement.
   Under the Stonecipher Agreement, McDonnell Douglas also is required to make an additional "gross-up payment" to Mr. Stonecipher to offset fully the effect of any excise tax imposed on change-in-control payments under Code Section 4999 on any such payment made to him under the Stonecipher Agreement.

   On May 5,  1995,  McDonnell  Douglas  entered  into an  employment  agreement
(Bavaria Agreement) with Mr. Bavaria designed to assure the Company of his continued employment as Deputy President of Douglas Aircraft Company. The Bavaria Agreement will expire on August 14, 1997. Mr. Bavaria receives a base salary of $400,000 per year. Target and earned annual incentive compensation is to be determined pursuant to the same terms and conditions as applied to the other members of the Company's senior management; provided that earned incentive compensation shall not be less than $400,000 per year and base and incentive compensation in each calendar year shall be prorated for the period of employment during such year. The Bavaria Agreement also provides for Mr. Bavaria to receive: a one-time bonus in 1995 of $50,000; 24,000 service-based restricted shares of MDC Stock (12,000 shares of which are to vest on each of August 15, 1997 and August 15, 1998); reimbursement of moving and relocation expenses incurred to move his residence to, and upon termination of his employment from, Long Beach, California; and participation in the Company's other employee benefit plans, policies, practices and arrangements. Mr. Bavaria receives dividends and voting rights on his shares of restricted stock.
   The Bavaria Agreement prohibits Mr. Bavaria from competing with McDonnell Douglas for three years following the termination of his employment with the Company and from disclosing confidential information concerning the Company for five years following the termination of his employment with the Company. In the event of a material breach of the Bavaria Agreement by McDonnell Douglas or if the Company terminates the agreement for its convenience, Mr. Bavaria will be entitled to receive the salary and benefits, and the restricted shares will vest, as if his employment had continued until August 14, 1997, the termination date of the Bavaria Agreement. These benefits would not be payable, however, in the event Mr. Bavaria terminates the agreement for his convenience or McDonnell Douglas terminates his employment for cause. In the event of death or incapacity, McDonnell Douglas would continue to make payments under the Bavaria Agreement to the end of the month in which the death or incapacity occurs and the Compensation Committee would determine the reduction, if any, of the number of service-based shares, but the number will not be less than pro rata to the length of his employment to the term of the Bavaria Agreement, payable in equal installments on each of the scheduled vesting dates. The Bavaria Agreement also provides for arbitration of certain disputes involving the agreement and for reimbursement of legal expenses incurred by the prevailing party in connection with such proceedings.
   The Board authorized McDonnell Douglas to enter into termination benefits agreements with executives selected by the President and Chief Executive Officer. These agreements are designed generally to encourage key management personnel to remain with McDonnell Douglas and to continue to devote full attention to the Company's business in the event that any third party expresses its intention to complete a possible business combination with McDonnell Douglas or to take any action which could result in a change in control of McDonnell Douglas. The agreements are operative only if an executive's employment terminates, for reasons discussed below, following a change in control. The agreements are intended to continue compensation and benefits comparable to those in effect prior to any change in control. Three of the Named Officers, Messrs. McDonnell, Palmer and Kuhlmann, and 29 other executives have entered into such agreements with the Company.
   The agreements with the Named Officers who have entered into such agreements provide that in the event of termination of the executive's employment with McDonnell Douglas for any reason other than death, disability, retirement or for cause within two years after any change in control of McDonnell Douglas (as each such event is defined in the agreements), or in the event the executive terminates employment for "good reason" (as defined), the executive will continue to receive for the remainder of a three-year period beginning on the date of the change in control (Continuation Period): (i) base salary at a rate equal to the greater of the executive's rate at termination or immediately prior to the change in control; (ii) annual incentive compensation calculated based on the executive's current annualized target incentive compensation multiplied by the average percentage of the executive's earned incentive award to his or her target incentive award for the three years prior to termination or the change in control; and (iii) welfare benefits that the executive would have received had his employment not terminated. In addition, each termination benefits agreement, except for Mr. McDonnell's, provide for a cash lump sum payment upon termination of employment. The lump sum payments for Messrs. Palmer and Kuhlmann shall be $825,000 and $550,000, respectively. The termination benefits agreements also provide for vesting of all retirement benefits and the addition of service for, and the rate of salary and annual incentive compensation paid during, the Continuation Period under the Company's nonqualified defined benefit pension plan and the entitlement to matching contributions for the Continuation Period that the executive would have received under the Company's defined contribution pension plans. All payments will be discontinued on the executive's normal retirement date or if the executive provides services to a competitor of McDonnell Douglas or discloses any of the Company's confidential information. If any payments or b.
enefits (including payments and benefits under the agreement) to the executive are determined to be "excess parachute payments" under Code
Section 4999, the executive would be entitled to receive an additional payment (net of income and excise taxes) to compensate the executive for excise tax imposed on such payments. The agreements provide that McDonnell Douglas would reimburse the executive for legal and arbitration costs of enforcement. The agreements with executives other than Named Officers include comparable terms and benefits described above, except that benefits for all but one executive are continued for only two years following the change in control. If consummated, the Merger would constitute a change of control for the purposes of these agreements.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT
   Four executive officers of McDonnell Douglas were indebted to the Company during 1996 in an amount in excess of $60,000. McDonnell Douglas made shared appreciation loans to J. J. Van Gels on August 6, 1990 in the principal amount of $307,500, to J. D. Wolf on May 30, 1989 in the principal amount of $460,000, and to R. H. Hood, Jr. on April 29, 1989 in the principal amount of $665,000. These loans were made, along with several others, to assist key employees who transferred to Douglas Aircraft Company in purchasing homes in California. Each of these loans are secured by a Second Deed of Trust on the executive officer's residence. No payments are due on the shared appreciation loans until the earliest of: (i) the date the employee ceases to use the new home as his principal residence; (ii) the date on which he transfers part or all of his interest in the residence; (iii) the date his employment with McDonnell Douglas terminates other than by death; (iv) one year after his death; (v) acceleration of the maturity date; or (vi) thirty years after the loan was made. When the loan becomes due, the employee is required to pay McDonnell Douglas its
Proportionate Share (as defined in the promissory notes) of the fair market value of the employee's residence. The Proportionate Share is approximately the ratio of the loan amount to the purchase price of the residence. Mr. Hood is no longer an employee of McDonnell Douglas and his home has been sold to a third party that is currently obligated to repay the Proportionate Share of his loan to McDonnell Douglas upon the Company's request.
   Additionally, McDonnell Douglas made two loans to M. M. Sears on July 11, 1996 in the principal amounts of $1,187,500 and $62,500, which are secured by a First Deed of Trust and a Second Deed of Trust, respectively. These were not shared appreciation loans and are subject to separate payment terms. Mr. Sears must make quarterly interest payments on the $1,187,500 loan until the earliest of July 11, 2006 or (i) the date he ceases to use the new home as his principal residence; (ii) the date he voluntarily terminates his employment relationship with McDonnell Douglas; or (iii) six months after the date his employment relationship is involuntarily terminated, at which time the balance due on the loans and accrued interest becomes due and payable. On the $62,500 loan, Mr. Sears must pay all principal and interest outstanding in full on the earliest of March 31, 1997 or when one of the three previously mentioned events occurs.
   On February 2, 1996, McDonnell Douglas purchased 75,000 shares (adjusted for the 2-for-1 stock split in May 1996) of MDC Stock from both the James S. McDonnell Charitable Trust "A" and the James S. McDonnell Charitable Trust "B". On October 31, 1996, McDonnell Douglas purchased 75,000 shares of MDC Stock from both the James S. McDonnell Charitable Trust "A" and the James S. McDonnell Charitable Trust "B". These transactions were part of the Company's then-existing share repurchase program and a periodic sale program by the trusts for diversification purposes. The Company's Chairman of the Board, J. F. McDonnell, and a director of McDonnell Douglas, J. S. McDonnell III, are trustees of both trusts. As determined by the Company's Chief Financial Officer,
J. F. Palmer, McDonnell Douglas paid $44.875 per share for the shares purchased on February 2, 1996 and $54.375 per share for the shares purchased on October 31, 1996, the closing price of MDC Stock on the NYSE on the last trading day prior to those dates.
   On April 24, 1996, McDonnell Douglas purchased 6,000 shares of MDC Stock from
T. M. Gunn. This transaction was part of the Company's then-existing share repurchase program. As determined by the Company's Chief Financial Officer, J.
F. Palmer, McDonnell Douglas paid $46.688 per share, the closing price of MDC Stock on the NYSE on the last trading day prior to that date.

     On October 22, 1996, McDonnell Douglas purchased (i) 2,000 shares of MDC Stock from W. M. Austin; (ii) 24,015 shares of MDC Stock from R. H. Hood, Jr.;
(iii) 7,756 shares of MDC Stock from W. J. Orlowski; and (iv) 12,000 shares of MDC Stock from J. J. Van Gels. These transactions were part of the Company's then-existing share repurchase program. As determined by the Company's Chief Financial Officer, J. F. Palmer, McDonnell Douglas paid $54.25 per share, the closing price of MDC Stock on the NYSE on the last trading day prior to that date.
   On November 1, 1996, McDonnell Douglas purchased 2,400 shares of MDC Stock from R. A. Krone. This transaction was part of the Company's then-existing share repurchase program. As determined by the Company's Chief Financial Officer, J.
F. Palmer, McDonnell Douglas paid $54.50 per share, the closing price of MDC Stock on the NYSE on the last trading day prior to that date.

2.  A SHAREHOLDER PROPOSAL REGARDING CONVERSION OF ASSETS TO COMMERCIAL USE

   The following organizations, which own a total of 82,910 shares of MDC Stock, have advised McDonnell Douglas that they intend to submit the proposal set forth below at the Annual Meeting: Adorers of the Blood of Christ, 2 Pioneer Lane, Red Bud, Illinois 62278-2624; Franciscan Sisters of Mary, 1100 Bellevue Avenue, St. Louis, Missouri 63117-1883; Glenmary Home Missioners, P.O. Box 465618, Cincinnati, Ohio 45246-5618; The Maryland Province of the Society of Jesus, 5704 Roland Avenue, Baltimore, Maryland 21210-1399; The Missionary Oblates of Mary Immaculate, 8818 Cameron Street, Silver Spring, MD 20910-4113; Sisters of Loretto, 590 E. Lockwood, St. Louis, Missouri 63119-3279; St. Mary's Institute, 204 North Main Street, O'Fallon, Missouri 63366-2299; School Sisters of Notre Dame, 320 East Ripa Avenue, St. Louis, Missouri 63125-2897; Sisters of Mercy of the Americas, 2039 North Geyer Road, St. Louis, Missouri 63131-3399; and Sisters of St. Joseph of Carondelet, 6400 Minnesota Avenue, St. Louis, Missouri 63111-2899.
     WHEREAS the Cold War is over, the Soviet Union has collapsed, genuine Third World threats have all but disappeared. Department of Defense contractors may now:

     1.   turn to more stable commercial production;
     2. convert high-tech military industry to environmental and other socially beneficial technologies;
     3.   choose sustainable development; and, in the process,
     4. generate new jobs, upgrade and redirect the skills of existing workforce and maintain jobs needed to propel the U.S. toward full employment.

     WHEREAS for the past twenty years, almost 80% of all federal research and development money has been directed to narrowly applied military projects. Government-picked industrial winners were manufacturers and federal loan guarantees supported foreign military sales.

          WHEREAS these practices have weakened our industrial base, our international trade position and our capacity to compete.
          WHEREAS instead of pursuing an active conversion strategy, McDonnell Douglas has aggressively pursued foreign military sales, stating as a goal its plan to remain the number one or number two U.S. arms exporter.
          WHEREAS MDC has negotiated private agreements with foreign governments promising job creation and sales of goods in non-military arenas as well as the public co-production arrangements to offset the economic impact of arms purchases.
          WHEREAS McDonnell Douglas Corporation has developed and deployed narrow military applications in such fields as laser research,
          computer   mapping  and  composite   materials.
          WHEREAS management commitment to convert these narrow military applications is essential to a strong U.S. industrial base.
          THEREFORE BE IT RESOLVED the shareholder request the Board of Directors to report to all shareholders within one year of McDonnell Douglas' 1997 annual meeting:
     1. Steps taken toward technology transfer from military to commercial deployment and development, including descriptions of conversion plans, funding sources and numbers of jobs newly created and for which workers will have skills upgraded;
     2. Strategies taken to identify community needs; employees' ideas and finance and market opportunities and to utilize employee experience;
     3. All private offset agreements with foreign governments that undermine U.S. jobs;
     4.   Analysis of successes and failures;  and
     5. Membership in state and/or local government economic conversion task forces. This report should be prepared at reasonable cost and omit proprietary information.

                              SUPPORTING STATEMENT
   Infrastructure repair, mass transit, renewable energy and environmental technologies represent new market opportunities for McDonnell Douglas. These potential products build on the company's productive competence, generate and sustain jobs and meet community needs.
   The religious bodies who propose this resolution have confidence in the capabilities of our employees to design and manufacture new products to meet new demands. We do not intend to confront but to invite company disclosure of current conversion efforts. We believe conversion is the optimal approach for shareholder, community, workforce and management. If you agree, please support this resolution by voting YES.

                         MANAGEMENT'S OPPOSING STATEMENT
   The proposal assumes that the interests of the Company's employees and shareholders and of the nation would be best served by moving McDonnell Douglas out of businesses in which it has long been a leader into other undefined businesses in which it may have no experience. There are ample opportunities for us within the aerospace industry. Although we have demonstrated our commitment to appropriate forms of diversification, including commercial aerospace and space systems, we believe it would be inappropriate to reduce our participation in the defense industry.
   McDonnell Douglas is proud to be in the forefront of corporations providing products and technologies used in the defense of the United States and its allies. We believe that our continued success in this field will, better than any other possible alternative course, provide substantial and long-lasting benefits to our shareholders, our employees, the communities in which we operate, and our nation. The Board believes that McDonnell Douglas became one of the nation's largest defense contractors by becoming a highly optimized organization. As a matter of fact, airframe companies have made numerous highly publicized attempts to diversify in the past. With almost no exceptions, the results (including the Company's attempts at diversification) have not been successful. Furthermore, McDonnell Douglas expects to win a growing share of the still large and critically important U.S. and international defense markets. In shrinking markets, we have the advantage of having programs already in production and readily upgradable. Consequently, the Board believes that a significant transfer of the Company's efforts from the defense industry would be a fundamental and risk-laden change in the basic nature of the corporation.
   FOR THE ABOVE REASONS, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Proxies will be so voted unless shareholders specify otherwise in their proxies. The affirmative vote of a majority of the shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for the adoption of this proposal

3.  OTHER MATTERS
   McDonnell Douglas management does not know of any other matters which may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named as proxies intend to vote upon them in accordance with their best judgment.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
   McDonnell Douglas has appointed Ernst & Young LLP as the independent certified public accountants for the year ending December 31, 1997. Ernst & Young LLP and predecessor firms have served as the Company's independent certified public accountants since McDonnell Douglas was formed in 1967. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

                              SHAREHOLDER PROPOSALS
   Shareholders may recommend that the Nominating Committee consider prospective director nominees for inclusion in the Company's Proxy Statement by following the procedures set forth on page 9 in the section entitled "Nominating Committee." Only nominees recommended by the Nominating Committee and approved by the Board will be included in the Company's Proxy Statement. Otherwise, under the Company's Bylaws, in order for a shareholder to nominate a candidate for director at a meeting of shareholders, timely notice must be received by McDonnell Douglas in advance of the meeting. Ordinarily such notice must be received not less than 60 nor more than 90 days before the first anniversary of the preceding year's Annual Meeting of Shareholders.
   However, if the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be received not earlier than the 90th day prior to the Annual Meeting of Shareholders and not later than the later of (i) the 60th day prior to the date set for the Annual Meeting of Shareholders or (ii) the tenth day following the date on which the date set for the Annual Meeting is first announced publicly. In certain cases, notice may be delivered later if the number of directors to be elected to the Board is increased. Any shareholder filing a notice of nomination must include certain information about the nominee, as well as the name and address of the shareholder and the number of shares of MDC Stock held by the shareholder.
   In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by McDonnell Douglas within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and any interest the shareholder has in such business.
   In each case the notice described above must be given to Steven N. Frank, Secretary, McDonnell Douglas Corporation, Mail Code S100-1240, P.O. Box 516, St. Louis, Missouri 63166-0516. The fact that McDonnell Douglas may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.
   The foregoing requirements are separate from and in addition to the SEC's requirements that a shareholder must meet to have a proposal included in the Company's Proxy Statement. Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by McDonnell Douglas by November 22, 1997 for inclusion in its Proxy Statement and form of Proxy for such meeting. Any such proposals should be sent to Steven N. Frank at the address set forth in the preceding paragraph. Upon receipt of any proposal, McDonnell Douglas will determine, in accordance with regulations governing the solicitation of proxies, whether to include such proposal in the Company's Proxy Statement.

                             SOLICITATION OF PROXIES
   The solicitation of this proxy is made by the Board of Directors of McDonnell Douglas. Proxies for the Annual Meeting will be solicited by mail and may also be solicited by McDonnell Douglas directors, officers, and employees, personally or by telephone. Such persons will not be specially compensated for such service. Brokerage houses, custodians, nominees and fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by such persons and will be reimbursed for their expenses. The entire cost of solicitations will be borne by McDonnell Douglas.

                                             By order of the Board of Directors

                                              STEVEN N. FRANK
                                              Secretary

March 17, 1997

PROXY

                          MCDONNELL DOUGLAS CORPORATION
                        Proxy Solicited on Behalf of the
                    Board of Directors of the Corporation for
              the Annual Meeting of Shareholders on April 25, 1997


          The undersigned appoints as proxies, with power of substitution,  John
     F. McDonnell, Harry C. Stonecipher and F. Mark Kuhlmann, and each of them, to vote all shares of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at the McDonnell Douglas Corporation Engineering Campus Auditorium, Corner of Lindbergh and McDonnell Blvd., St. Louis County, Missouri, on Friday, April 25, 1997, at 9:00 a.m., and at all adjournments or postponements thereof, on the matters shown and in the manner directed hereon and in accordance with their best judgment on all other matters coming before the Annual Meeting.

     Election of Directors.

       Nominees to be elected for term ending in 2000: Beverly B. Byron
                                                       William H. Danforth, M.D.
                                                       Kenneth M. Duberstein
                                                       John F. McDonnell
                                                       Ronald L. Thompson


          The persons named as proxies cannot vote your shares unless you sign and return this card. You are encouraged to specify your vote by marking the appropriate boxes on the reverse side of this card. If you only sign and return this card, but provide no specific voting direction to the proxies, your shares will be voted FOR proposal 1 and AGAINST proposal 2.

                                                                    SEE REVERSE
                                                                           SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

       Please mark your                                                     5139
X      votes as in this
       example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposal 1 and AGAINST proposal 2.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   The Board of Directors recommends a vote AGAINST
               The Board of Directors recommends a vote FOR proposal 1                                   proposal 2
-------------------------------------------------------------- --------------------------------------------------------------------
                       FOR             WITHHELD                                                         FOR     AGAINST     ABSTAIN
1. Election of                                                                       2. Proposal
   Directors                                                                         regarding
   (see reverse)       ____              ____                                        conversion
                                                                                     of assets to        ___     _____         ___
                                                                                     commercial use

If you wish to withhold your vote from a particular nominee, mark the FOR box and write the nominee's name in the following space.


----------------------------------------------------------------------------------------------------------------------------------


                                                                                                     Address change/
                                                                                                     comments noted     ______

                                                                                                     Mark this box
                                                                                                     to obtain an
                                                                                                     admittance
                                                                                                     ticket              ______


SIGNATURE(S) --------------------------------------  DATE -------------
NOTE:  Please sign exactly as name appears hereon.  Joint owners should each sign.
       When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
       The signer hereby revokes all proxies heretofore given by the signer(s) to vote at said meeting and at all adjournments or postponements thereof.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                        CONFIDENTIAL VOTING INSTRUCTIONS
                          MCDONNELL DOUGLAS CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS o APRIL 25, 1997
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TO:  THE  CHASE  MANHATTAN  BANK,  N.A.,  TRUSTEE  UNDER THE  EMPLOYEE  SAVINGS,
     INVESTMENT AND THRIFT PLANS OF MCDONNELL DOUGLAS CORPORATION AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION

I HEREBY DIRECT THE TRUSTEE TO VOTE, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING OF SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION (MCDONNELL DOUGLAS) TO BE HELD ON APRIL 25, 1997, AND AT ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, ALL FULL AND FRACTIONAL SHARES OF COMMON STOCK OF MCDONELL DOUGLAS CREDITED TO MY ACCOUNTS AT THE CLOSE OF BUSINESS ON FEBRUARY 28, 1997, UNDER THE EMPLOYEE
SAVINGS, INVESTMENT AND THRIFT PLANS OF MCDONNELL DOUGLAS, AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE HEREOF.

SHARES IN EACH PLAN ARE VOTED BY THE TRUSTEE, AND PARTICIPANTS MAY NOT VOTE SUCH SHARES AT THE ANNUAL MEETING. HOWEVER, IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED, THE SHARES CREDITED TO YOUR ACCOUNTS WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH YOUR INSTRUCTIONS. THIS IS THE ONLY METHOD BY WHICH YOU MAY DIRECT THE VOTING OF SHARES CREDITED TO YOUR ACCOUNTS. IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED WITHOUT DIRECTIONS, OR ARE RETURNED SO THAT THEY ARE RECEIVED LATER THAN APRIL 22, 1997, OR ARE RETURNED WITHOUT SIGNATURE, OR ARE NOT RETURNED, THE SHARES CREDITED TO YOUR ACCOUNT IN EACH PLAN WILL BE VOTED IN THE SAME PROPORTION FOR, AGAINST OR IN ABSTENTION AS SHARES IN EACH RESPECTIVE PLAN ARE VOTED FOR WHICH INSTRUCTIONS ARE RECEIVED; HOWEVER, SUCH SHARES IN THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS WILL NOT BE VOTED.

                          (Continued on the other side)







--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                           (INTENTIONALLY LEFT BLANK)


                                                                                                          Please mark
                                                                                                          your vote as
                                                                                                          indicated in     X
                                                                                                          this example


-----------------------------------------------------------------------------------------------------------------------------------

                                                                                The Board of Directors recommend a vote AGAINST
           The Board of Directors recommend a vote FOR proposal 1                                  proposal 2
-----------------------------------------------------------------------------------------------------------------------------------
                                                               For All
                                      For       Withheld       Except                                  For       Against    Abstain
     1. Election of Directors                                             2.  Proposal regarding
        for terms ending in 2000    -------      -------        -------       conversion of assets to
                                                                              commercial use           -----      -----      -----
        Beverly B. Byron, William H. Danforth, M.D.,
        Kenneth M. Duberstein, John F. McDonnell, and Ronald L. Thompson

     If you wish to withhold your vote from a particular nominee,  mark the "For
     All Except" box and strike a line through the nominee's name in the list above.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Please be sure to sign and date this instruction







Signature                                             Signature                                    Date:
Participant sign here

-----------------------------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE










                           (INTENTIONALLY LEFT BLANK)




